EXHIBIT 4.1

Frank A. Ciccotto, Jr.
Managing Director
E-Business Services
55 Water Street, 45th Floor
New York, NY  10041

Tel. 212-438-4417
Fax 212-438-7748
frank_ciccotto@
standardandpoors.com                               STANDARD & POOR'S
                                         A Division of The McGraw Hill Companies


                                January 24, 2008


Van Kampen Funds Inc.
522 Fifth  Avenue
New York, New York  10036

The Bank of New York
Unit Investment Trust Dept.
2 Hanson Place, 12th Floor
Brooklyn, New York 11217


                Re: Van Kampen Unit Trusts, Municipal Series 669

         Insured Municipals Income Trust, 107th Limited Maturity Series

             New York Investors' Quality Tax-Exempt Trust, Series 2


Gentlemen:

   We have examined Registration Statement File No. 333-145369 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc., as evaluator.

   In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

   You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,

                                                                Frank A Ciccotto
                                                                  Vice President